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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      MEDCO RESEARCH, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Medco logo                                                      January 31, 2000

Dear Fellow Stockholder:

                                  INTRODUCTION

     As you know, a special meeting of Medco's stockholders is scheduled to be held on February 10, 2000 to consider and approve the proposed merger of Medco with King Pharmaceuticals. Your Board of Directors has approved the merger agreement with King and unanimously urges you to vote "FOR" the adoption of the merger agreement and the approval of the merger.

     As we previously advised you in our letter to stockholders dated January 21, 2000, one institutional investor, the State of Wisconsin Investment Board ("SWIB"), is attempting to block the merger. SWIB has filed a purported class action lawsuit alleging, among other things, that Medco failed to disclose certain information in the proxy statement previously provided to you in connection with the merger. To resolve any doubt raised by SWIB as to whether all material information is being provided to Medco stockholders before they vote, we are distributing this letter as a supplement to the proxy statement previously provided to you.

                            SUPPLEMENTAL INFORMATION

     Your Board's Reliance on Experts. It is customary and prudent for merger negotiations and related financial analyses to be conducted and performed by designated negotiators and experienced financial advisors that report to the board of directors. Anything else would be unusual.

     As disclosed in the proxy statement, Richard C. Williams, Medco's Chairman, served as Medco's lead negotiator. This choice was made due to the Chairman's wealth of experience in business combination transactions and his role as Medco's interim co-CEO.

     As also disclosed, Hambrecht & Quist served as Medco's financial advisor in connection with the merger. Hambrecht & Quist was selected to act as Medco's financial advisor based on its qualifications, expertise and reputation, as well as its historical investment banking relationship and familiarity with Medco.

     As is clear from the proxy statement, the other directors of Medco did not personally participate in any direct merger discussions with representatives of King. Consequently, your Board relied extensively on the information and analyses provided by the Chairman and Hambrecht & Quist, together with information and analyses provided by Medco's senior management and legal counsel, in considering and acting upon the merger. Your Board believes that this reliance was both justified and appropriate.

     Hambrecht & Quist's Involvement. SWIB makes much of the fact that Hambrecht & Quist has provided investment banking and other financial advisory services to both Medco and King, has provided research coverage of Medco and King and, in the ordinary course of its business, has acted as a market maker and broker in the publicly traded securities of King and a broker in the publicly traded securities of Medco. These facts are fully disclosed in the proxy statement. In 1998, Credit Suisse First Boston was lead underwriter in King's initial public offering. Hambrecht & Quist co-managed King's initial public offering. It is typical that investment banking firms with industry experience, such as Hambrecht and Quist, will have a substantial historical relationship with a broad range of industry members.

     Pursuant to the engagement letter entered into between Medco and Hambrecht & Quist, Hambrecht & Quist waived its customary retainer fee, and Medco agreed to pay Hambrecht & Quist an opinion fee of $400,000 upon its rendering of its opinion as to the fairness of the transaction from a financial point of view. Upon consummation of the merger, in the event the total value of the consideration received by Medco stockholders equals or exceeds $33.00 per common share outstanding, Hambrecht & Quist will become entitled to receive from Medco a fee equal to 1.00% of all consideration received, less the $400,000 fee and any other fees previously paid. In the event the total value of the consideration received

               P.O. Box 13886 - Research Triangle Park, NC 27709
    7001 Weston Parkway, Suite 300 - Cary, NC 27513 - Phone: (919) 653-7001
                              Fax: (919) 653-7099
by Medco stockholders is less than $33.00 per common share outstanding, Hambrecht & Quist will become entitled upon consummation of the merger to receive a fee from Medco equal to 0.75% of all consideration received, again less any fees previously paid. Assuming for purposes of illustration a $34.00 per share total value of consideration, and based upon the number of Medco common shares outstanding on the record date (10,682,970), the fee payable to Hambrecht & Quist would be $3,632,210, less the $400,000 and any other fees previously paid.

     The fairness opinion that Hambrecht & Quist provided to your Board is dated November 30, 1999 (the date on which your Board approved the merger agreement), and speaks only as of that date. A fairness opinion always speaks as of a certain date because, as clearly stated in the proxy statement and in the fairness opinion itself, it is necessarily based upon market, economic, financial and other conditions existing as of that date. The methodology Hambrecht & Quist employed in preparing its fairness opinion is described in full in the proxy statement. You should be aware that Hambrecht & Quist believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process and analyses underlying its opinion.

     On October 29, 1999, King advised Medco that King would not proceed with the merger unless there were a recovery in King's stock price. On November 1, 1999, King issued a press release with respect to King's strong financial performance. Also on November 1, 1999, Hambrecht & Quist placed King's stock on its regularly published "Focus List." King's stock price began to recover during the week of November 1, 1999, and due diligence relating to the merger discussions resumed. SWIB has claimed that Hambrecht & Quist placed King's stock on the Focus List in order to effect an increase in King's stock price. In fact, however, and in accordance with Hambrecht & Quist's internal compliance requirements, the Hambrecht & Quist analyst responsible for placing King's stock on the Focus List was unaware of the merger discussions between Medco and King when he made his recommendation.

     Actions of Certain Individuals.  Contrary to SWIB's suggestions, Dr. Roger
D. Blevins, Medco's former Chief Executive Officer, participated in and was supportive of the Board's effort to find a partner for a strategic alliance with Medco. On July 1, 1999, he resigned from Medco for reasons unrelated to that process.

     The proxy statement, at page 31, discloses that the Medco Board took certain action on October 22, 1999 with respect to the proposed merger. While the Board did act to authorize Mr. Williams to proceed with merger negotiations in response to the King offer of $30.00 in value of its stock for each share of Medco common stock, the Board did not at that meeting approve any particular amount or value of merger consideration.

     As of November 19, 1999, the parties had not yet agreed upon the material terms of the Merger Agreement, i.e., those relating to price, King's 19.9% stock option, termination fees, collar and expense reimbursement provisions. Between November 22 and 24, 1999, there were continual negotiations over these terms, during which Mr. Williams and Hambrecht & Quist were able to achieve a two-sided collar, and a higher up-side potential within the collar, for the benefit of Medco's shareholders in exchange for, among other things, agreeing to the option, termination fee and expense reimbursement provisions demanded by King. On November 24, 1999, at a meeting in which all Board members participated by telephone, your Board (with Mr. Williams abstaining) preliminarily approved the merger, subject to the resolution of certain issues, by a vote of 3-to-1, with Mark B. Hirsch voting against.

     On November 30, 1999, the Board (with Mr. Williams abstaining) approved the merger agreement by a vote of 2-to-0, a sufficient vote to constitute Board action under Delaware law and Medco's by-laws. Mr. Hirsch and William Bartlett, participating by telephone, voted in favor of the merger. Eugene L. Step and Dr. Jay N. Cohn, both of whom had voted to preliminarily approve the merger on November 24, were not able to participate in the meeting because of travel commitments. Thereafter, all five directors signed affiliate agreements, a voting agreement and irrevocable proxies as a condition to execution of the final merger agreement. Contrary to the statements at pages 33 and 34 of the proxy statement, no written consent of the directors was subsequently executed, and drafts of the proposed merger agreement were not made available to all directors before the votes on November 24 and November 30, 1999. As described in the proxy statement, however, the material terms of the merger agreement were explained to the Board by Medco's general counsel and others. References in the proxy statement to unanimous Board action recommending that stockholders vote in favor of the merger are based upon the vote at the November 30, 1999 meeting. Board member Mark Hirsch voted against approval of the merger on November 24, 1999 because he was uncertain at that time, and wished to consider further, whether the merger was in the best interests of Medco and its stockholders. Mr. Hirsch voted in favor of the merger on November 30, 1999 when he determined -- after direct discussions with Hambrecht & Quist and members of management (excluding Mr. Williams), an independent review of additional publicly available information regarding King, and further consideration of the risks facing Medco as a stand-alone company -- that the merger was likely to provide greater value to Medco's stockholders than would Medco's continued operation on a stand-alone basis, and that it was highly unlikely that certain termination, expense and collar provisions would have any practical impact.

                             YOUR VOTE IS IMPORTANT

     Your Board unanimously urges you to vote "FOR" the merger. Remember, SWIB has not provided any alternative to increase stockholder value -- it has only sought to jeopardize our agreement with King.

     - If you hold your stock in your own name, please sign, date and mail your proxy card in the enclosed envelope or vote over the Internet at www.proxyvote.com, or by telephone at (800) 454-8683.

     - If you hold your stock through a bank or broker who has provided you with the option of voting via telephone or the Internet, please utilize one of these services as a prompt way of submitting your vote immediately.

     Please refer to the voting form you received for the appropriate telephone number or website information and have your control number ready when using these options. Of course, if you prefer, you may mail the voting form in the envelope provided.

     If you have any questions or need assistance in voting your stock, please contact our proxy solicitor at (800) 659-6590.

Sincerely,

/s/ Richard C. Williams
Richard C. Williams
Chairman of the Board

/s/ William Bartlett
William Bartlett

/s/ Dr. Jay N. Cohn
Dr. Jay N. Cohn

/s/ Mark B. Hirsch
Mark B. Hirsch

/s/ Eugene L. Step
Eugene L. Step

    Statements contained in this release which are not historical facts are or may constitute forward looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements involve known and unknown risks that could cause the Company's actual results to differ materially from expected results. Factors that could cause actual results to differ materially include, among others, assimilation and other risks related to mergers; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the Company's ability to fund its activities internally or through additional financing, if necessary; the unpredictability of the duration and results of the U.S. FDA's review of New Drug Applications and Investigational New Drug Applications and/or the review of other regulatory agencies worldwide; the possible impairment of, or inability to obtain, intellectual property rights and the cost of obtaining such rights from third parties; intense competition; the uncertainty of obtaining, and the Company's dependence on third parties to manufacture and sell its products; results of pending or future litigation and other risk factors detailed from time to time in the Company's SEC filings. The Company does not undertake to publicly update or revise any of its forward looking statements even if experience or future changes show that the indicated results or events will not be realized.